Exhibit 99.3

HotelPlanner Merger with Astrea Acquisition Corp.

Investor Conference Call Transcript

August 10, 2021

Operator

Welcome to today’s conference call announcing the signing of an agreement providing for a simultaneous three-way business combination of HotelPlanner and Reservations.com with Astrea Acquisition Corp. Joining us on the call is Felipe Gonzalez, CEO of Astrea, and Tim Hentschel, CEO and Co-Founder of HotelPlanner.

We would first like to remind everyone that this call will include forward-looking statements including, but not limited to, statements regarding HotelPlanner’s, Reservation.com’s and Astrea’s expectations or predictions of financial and business performance and conditions, competitive and industry outlook, and the timing and completion of the business combination.

Forward-looking statements are inherently subject to risks, uncertainties, and assumptions, and they are not guarantees of performance. We encourage you to read the press release issued today, the accompanying presentation, and the proxy materials to be sent to Astrea’s stockholders in connection with the transaction, and Astrea’s other filings with the SEC, for a discussion of the risks that can affect the business combination, Astrea’s, HotelPlanner’s and Reservations.com’s businesses, and the outlook of the combined company after completion of the proposed business combination.

The presentation materials for today’s call are available on the company’s website, HotelPlanner.com, under the “Investors” tab, and in Astrea’s filings with the SEC.

Neither HotelPlanner, Reservations.com, nor Astrea are under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

This conference call is for informational purposes only and shall not constitute the solicitation of any proxy concerning the proposed business combination or otherwise; proxies may only be solicited by means of the proxy materials to be provided to Astrea’s stockholders in connection with the transaction.

I’d now like to turn over the call to Astrea Acquisition Corp.’s Chief Executive Officer, Felipe Gonzalez.

Felipe Gonzalez, Chief Executive Officer, Astrea

Good morning and thank you all for joining us. We are very excited to share with you the details of our simultaneous three-way merger with HotelPlanner and Reservations.com. As part of this transaction, HotelPlanner will merge with Reservations.com, bringing together two leaders in online travel booking and uniting their complementary business lines in one scalable, technology-led platform. Following the merger, the combined company will be called HotelPlanner and is expected to be listed on NASDAQ under the ticker symbol “HOTP.”

At Astrea, we set out to find a technology-enhanced, high-growth company with a business model that is suited for disrupting its sector, and which is positioned to deploy capital in the near term. We analyzed a lot of companies during our investment process and identified HotelPlanner.com as an ideal fit. HotelPlanner.com is an established market leader in travel booking with a strong record of profitability, with several avenues for near-term organic and external growth. The company has been investing and building the required relationships and technology platform for nearly 20 years. We are now seeing enormous pent-up demand for travel, coupled with long-term secular tailwinds that should allow HotelPlanner to build on its current user base and momentum.

The capital provided by this transaction is expected to deliver near-term benefits to HotelPlanner and its investors by allowing the company to rapidly scale up its marketing efforts and technology investments. The combined company will include HotelPlanner.com, Meetings.com, which HotelPlanner acquired in 2013, and Reservations.com. These are three established brands with a large customer base serving multiple complementary segments along the online travel value chain – group travel, individual travel, and meeting and event solutions. Tim Hentschel and his team have built a unique platform with a remarkably talented group of people. The combined company is forecasted to achieve record revenue in 2022, and we believe this transaction will provide the scale and capital to help further accelerate its growth trajectory and deliver exceptional shareholder value for decades to come.

With that, I’m very pleased to turn the call over to Tim Hentschel, CEO and Co-Founder of HotelPlanner.

Tim Hentschel, CEO and Co-Founder, HotelPlanner

Thanks Felipe and thank you everyone for joining us today.

We are thrilled to be part of a 3-way merger amongst HotelPlanner, Reservations.com and Astrea, which will create the premier platform for online travel booking across the entire travel value chain and ecosystem.

HotelPlanner is a market leader in online travel booking. We address multiple segments of the booking market, and we are mainly focus on the high growth and high margin “Closed User Group” segment. Allow me to define the term. A Closed User Group is a specific group of people traveling for a specific purpose, where hotels offer exclusive, unpublished discount rates in private sale environments. These groups can include corporate business travelers, wedding groups, reunions, people attending sporting events, and members of loyalty programs, to name a few. Hotels offer these groups discounted rates on blocks of rooms, typically nine or more, at a better value than published rates that are available to individual travelers. Hotels and hotel companies rely on HotelPlanner to fill rooms by driving high-volume group bookings, and organizations rely on us to provide the best rates for their travel needs.

Another key differentiator is our proprietary Artificial Intelligence and machine learning-enabled technology platform. Closed User Group bookings require unique transaction processing solutions, and HotelPlanner takes an active role in leveraging our technology to provide the best unpublished rates to our users. We are not just an aggregator of promotional rates, like a wholesaler or reseller. Rather, through our web presence and our partnerships with many of the largest hotel companies around the world and major OTAs, we are the ones who own the customer relationship and the booking process from start to finish. Put another way, we have vertically integrated the Closed User Group booking process, providing both the customer-facing website through HotelPlanner.com as well as the back-end infrastructure needed to process bookings seamlessly.

We employ our proprietary technology at all stages of the sales process, from lead sourcing to booking. Our global gig-based customer service platform allows us to capture travel data for potential customers, resulting in higher conversion rates and reduced call times, which ultimately drives higher revenues and lower expenses. We then leverage our data analytics to provide the most optimal deals to Closed User Groups, making us the first stop for those looking to book travel. On the service side, we have a machine learning program that routes calls to the most profitable gig-based travel agents using data that is automatically collected from the customer. And on the marketing side, we use machine learning for automated ad bidding, which helps to drive predictable web traffic.

The benefits of this technology platform are significant. It increases revenue while reducing costs, as it makes us better at driving web traffic and converting site visits into bookings. It also helps to reduce our customer service costs by driving greater efficiencies. We have been developing this technology platform for almost 20 years, and we have collected an enormous suite of proprietary data. As we continue to scale up, our data resources become more and more valuable as they feed into the machine learning algorithms, leading to compounding efficiencies. For example, half of the customer service calls are now handled using automated AI paths.

In addition to our technology advantage, we also have deep and enduring relationships with more than 50,000 individual hotels globally and the major OTAs. Similar to our machine learning systems, there is a compounding effect in the growth of our partnerships. The more hotel relationships we build, the more Closed User Group rates we can obtain, the more our distribution channels choose to sell preferred rates to us over our competition.

Next, I’ll discuss the market opportunity and the sweet spot for HotelPlanner’s combined growth. Global online travel booking, as a whole, is expected to grow at a 10% compound annual growth rate between 2020 and 2025, reaching more than $1 trillion market by 2025, according to the U.S. Travel Association. We believe the Closed User Group segment, in particular, will experience outsized growth as international group travel resumes and hotels increasingly provide unpublished preferred rates as a way to drive occupancy and defend against travel industry disruptors such as Airbnb and other new entrants. Following this business combination, we expect Closed User Groups to continue to be our largest and fastest growing segment.

We are a deeply entrenched leader in the Closed User Groups market, and in fact, many of the major OTAs use HotelPlanner as a preferred Closed User Groups rate provider. In certain segments such as weddings, we have a substantial market share in online bookings. Several popular wedding planning sites exclusively use our technology for group bookings. In sporting events, we’ve signed deals with major professional sports teams and leagues to provide special rates to both their fans and their executives and employees who travel. Our website traffic trends have been very strong, with more than 1 million unique visitors for HotelPlanner.com and 1 million more unique visitors for the other partner sites we power. The combined company is forecasted to achieve record revenue in 2022, and we believe this transaction will provide the scale and the capital to further accelerate our growth trajectory, and to deliver exceptional shareholder value for decades to come. The benefit of Closed User Groups segment focus is also illustrated in our performance during COVID. While major Online Travel Agencies experienced about a 50% revenue decrease in 2020, HotelPlanner was down an estimated 23%. We now expect in 2021 revenues to be higher than our pre-COVID levels, which would make 2021 our highest revenue year of all time.

Another benefit of our focus on the Closed User Group market is that our customers tend to be very sticky, or loyal. For businesses and organizations that are sensitive to travel costs, HotelPlanner provides the best rates available, far better than what is publicly available through traditional OTAs. Every incremental piece of market share that we win represents additional future revenue opportunities from the same loyal users.

Looking ahead, we see numerous opportunities for internal and external growth. First and foremost, by continuing to capitalize on the attractive Closed User Groups segment in online group travel, we expect to generate strong organic growth with HotelPlanner.com. Our Meetings.com segment should also continue to benefit from positive trends in the demand for event spaces, as companies that have shifted to remote work and reduced their physical footprint may be more likely to book meeting spaces for group events. We also anticipate domestic and global business travel to pick up at a steady clip in the coming months and years. And lastly, with the addition of Reservations.com, we will integrate our technology platforms to drive revenues by cross-selling our products within our combined user group.

Beyond this transaction with Astrea and Reservations.com, we see ample opportunities for M&A. Over the past 10 years we’ve made 8 acquisitions, and we have a pipeline of opportunities that we continue to evaluate. One of the primary ways that we create value through M&A is by shifting traditional bookings over to our Closed User Group platform which offers better margins. For example, Reservations.com currently achieves a 14.5% commission rate on gross booking value by selling retail rates which are publicly available.

By shifting a portion of that to unpublished Closed User Group rates, we believe we can add an additional half a percent of margin in the first year alone. With better margins, we can then reinvest a portion of that into advertising to drive greater web traffic and more revenues. As we scale up, we also continue to enjoy greater benefits in Sales & Marketing programs such as traditional SEO – Search Engine Optimization – and SEM – Search Engine Marketing.

Next, I’d like to touch on our unique customer service strategy, which we view as critical not only to our financial performance but also to the user experience. The traditional call center model is highly inefficient and costly. So we have pioneered what we call our ‘global gig-based customer service platform.’ This allows us to hire travel agents from anywhere in the world, unlocking a massive and highly productive workforce and requiring only training and an internet connection. The gig-based travel agents are paid only when a booking is made, which provides a powerful incentive for them to close on sales, and also results in a much higher average pay for our agents than they could be making at a traditional call center. This model also allows us to maintain higher staffing capacities without incurring the costs of full-time agents, leading to more efficient handling of call volumes and shorter wait times, ultimately driving higher customer satisfaction and superior booking conversion rates. No other online booking provider or travel agency uses this model. We view our gig-based customer service platform as a core differentiator.

To date, we’ve onboarded about 2,000 gig-based travel agents at a rate of about 100 per month. Following this transaction, we expect we will be able to double that to 200 new agents per month or more. Not only is our commission-based structure cheaper than staffing an entire call center, since agents are only paid when they make a booking, there are also future opportunities for our gig-based model to generate a new revenue stream by handling overflow calls from our OTA partners.

Next, turning to our financials. As mentioned, we experienced a significantly lower COVID impact in 2020 than the major online travel agencies. We believe we are well positioned to take advantage of the current travel rebound and longer-term growth drivers. Based on our year-to-date activity, we expect our revenue for the full year 2022 to be in the range of $170 million as a combined company.

For 2021, we expect approximately 39% of our revenues to come from our Closed User Groups business, increasing to 49% in 2022 and 52% in 2023. The remainder will come primarily from non-Closed User Groups bookings. We also generate a small revenue stream from the advertisements that we host on our websites, as well as exclusive partnerships and preferred memberships. We expect these recurring revenue sources to drive a significant percentage of our overall revenues over time as we continue to grow our site traffic. As mentioned, there is also an opportunity to derive revenues from our gig-based travel agents.

Unlike most companies, we have very minimal debt on our balance sheet. Following the merger with Astrea and Reservations.com, and assuming no redemptions, HotelPlanner expects to be well-capitalized with about $120 million to fund our continued growth. We expect to use the transaction proceeds primarily to increase our marketing activity, invest in our technology, and accelerate the buildout of our gig-based customer service platform. Sales and marketing are a significant percentage of our expenses used to drive revenue, which reflects our strategy to own the customer relationship and continue to build on our brand recognition. We expect to invest significant proceeds on technology investment and enhancements to our global gig-based customer service platform.

Acknowledging that there will be additional costs associated with being a public company, we also anticipate realizing meaningful cost benefits from our merger. We will be able to optimize our sales and marketing spend by integrating the two companies’ SEO and SEM strategies, and we expect to use a portion of our savings to reinvest in our marketing efforts. Further details on our financial projections are included in the presentation posted to our website at HotelPlanner.com under the “Investors” section.

To conclude, HotelPlanner is thrilled to partner with Astrea and Reservations.com, to launch the next chapter in our company’s growth journey. This transaction represents a tremendous opportunity to accelerate our growth trajectory by combining two of the leading players in online travel booking, and unifying our efforts on a single proprietary technology-enabled platform. We have built and strengthened this platform smartly over our 17 years in operation, and we believe this transaction will help to unlock an enormous amount of embedded value and open the door to future growth opportunities. We have a significant technology moat. We are operating in an industry that is ripe for disruption. And we have a platform that cannot easily be replicated given the scale of our data resources, our brand awareness, and our partnerships.

Thank you very much for your time this morning. We invite you to reach out to us with any questions, and we look forward to sharing additional updates in the coming weeks and months.

FORWARD LOOKING STATEMENTS & RISK FACTORS

This transcript contains certain “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. Statements that are not historical facts, including statements about the execution of definitive agreements relating to the Transaction by and among Astrea and the Companies, and the transactions contemplated thereby, and the parties’ perspectives and expectations, are forward-looking statements. Such statements include, but are not limited to, statements regarding the Transaction. The words “expect,” “believe,” “estimate,” “intend,” “plan,” and similar expressions indicate forward-looking statements. These forward-looking statements are not guarantees of future performance and are inherently subject to various risks, uncertainties, and assumptions (including assumptions about general economic, market, industry and operational factors), known or unknown, that could cause the actual results to vary materially from those indicated or anticipated.

Such risks and uncertainties include, but are not limited to: (i) risks related to the timing of the completion of the Transaction, (ii) the ability to satisfy the various conditions to the closing of the Transaction set forth in the Agreement and Plan of Merger providing therefor (the “Agreement”), (iii) the occurrence of any event, change or other circumstances that could give rise to the termination of the Agreement, (iv) the risk that there may be a material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise), of the Companies, taken as a whole; (v) risks related to disruption of management time from ongoing business operations due to the Transaction; (vi) the risk that any announcements relating to the Transaction could have adverse effects on the market price of Astrea’s common stock; and (vii) other risks and uncertainties and other factors identified in Astrea’s prior and future filings with the SEC, available at www.sec.gov.

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